Exhibit 99.1

Appleton Reports Fourth Quarter and Year End 2004 Results

(Appleton, Wis., March 2, 2005)  Appleton’s net sales for the fourth quarter ended January 1, 2005, rose 14 percent to $260.9 million compared to net sales of $228.8 million for the same quarter of 2003. The net sales figure for the fourth quarter 2004 represents the highest quarterly level achieved since the employee buyout of the Company in November 2001. The increase in net sales for the quarter resulted from a combination of growth from the December 2003 acquisition of BemroseBooth and increased sales from the Company’s existing growth businesses, which more than offset the decline in Appleton’s carbonless business.

Appleton’s net sales for fiscal 2004 were $989.5 million compared to $861.5 million for fiscal 2003, a 15% increase.

The Company reported a net loss of $25.0 million for fiscal 2004 compared to a net income of $11.2 million in fiscal 2003. The loss was largely the result of $30.8 million in debt extinguishment expenses Appleton incurred when it completed a voluntary refinancing of the Company’s debt during the second quarter of fiscal 2004. The debt extinguishment expenses related to the premium required to retire the prior senior subordinated notes as well as a noncash write off of deferred debt expenses related to the prior financing structure. The Company also retired the deferred payment obligation with its former parent company. The refinancing enabled Appleton to gain a lower average interest rate on its debt, longer maturities on certain portions of its debt and greater flexibility to achieve its acquisition strategy.

Appleton reported a net loss for the fourth quarter 2004 of $1.0 million compared to a net loss of $6.6 million for the same quarter in 2003.

Coated Solutions Products

In the fourth quarter 2004, sales revenue for carbonless products, which account for the majority of the Company’s coated solutions segment, decreased 6 percent compared to the same quarter in 2003. In addition, both the fourth quarter and full year 2004 carbonless volume declines of 6 percent and 2 percent, respectively, were less than Company expectations. During the first half of 2004, Appleton implemented a price increase for both rolls and sheets in the domestic and international markets, which partially offset the continued pricing pressures within these markets.

Thermal and Advanced Technical Products

Thermal and advanced technical products net sales increased by 10 percent during the fourth quarter of 2004 compared to the same quarter in 2003. Net sales rose 15 percent for fiscal 2004 compared to fiscal 2003. The Company achieved record revenue and volume from its thermal business in December 2004.

Performance Packaging Products

Sales revenue from Appleton’s two acquired performance packaging companies (C&H Packaging Company, Inc. and American Plastics Company, Inc.) increased 3 percent for the fourth quarter of 2004 compared to the same quarter in 2003 and 55 percent for fiscal 2004 compared to fiscal 2003, although those companies were not part of Appleton’s results prior to April 2003.

Security Products

Revenue from U.S.-based security substrate products increased 28 percent for the fourth quarter of 2004 compared to the same quarter in 2003 and 37 percent for fiscal 2004 compared to fiscal 2003. Appleton’s security business also benefited from a full year of revenue contributions of BemroseBooth, a company based in the United Kingdom that provides secure and specialized print services. Appleton acquired BemroseBooth in December 2003.

Acquisitions

In January 2005, the Company acquired New England Extrusion, Inc., a privately-held company that manufactures single and multilayer polyethylene films for packaging applications. The addition of New England Extrusion complements Appleton’s current film production capabilities from its subsidiary, American Plastics, based in Rhinelander, Wis.

Earnings release conference call

Appleton will host a conference call to discuss its fourth quarter and year end 2004 results Thursday, March 3 at 10:00 a.m. ET. The call will be broadcast through its Web site, www.appletonideas.com/investors   A replay will be available through the end of March.

About Appleton

Appleton uses ideas that make a difference to create product solutions through its development and use of coating formulations and applications, encapsulation technology, and specialized and secure print services. The Company produces carbonless, thermal, security, and performance packaging products. Appleton is headquartered in Appleton, Wisconsin, and has manufacturing operations in Wisconsin, Ohio, Pennsylvania, Massachusetts and the United Kingdom, employs approximately 3,300 people, and is 100 percent employee-owned. For more information visit www.appletonideas.com

Media Contact:

Bill Van Den Brandt

Manager, Corporate Communications

920-991-8613

bvandenbrandt@appletonideas.com

Notice regarding forward-looking statements

This news release contains forward-looking statements.  The words “will,” “believes,” “anticipates,” “intends,” “estimates,” “expects,” “projects,” “plans,” or similar expressions are intended to identify forward-looking statements.  All statements in this news release other than statements of historical fact, including statements which address our strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appleton expects or anticipates will occur, are forward-looking statements.  All forward-looking statements speak only as of the date on which they are made.  They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside of Appleton’s control, that could cause actual results to differ materially from such statements.  These risks and uncertainties include, but are not limited to, the factors listed under the heading “Risk Factors” in Appleton’s 2003 Annual Report on Form 10-K dated April 2, 2004, and in Appleton’s Registration Statement on Form S-4 dated September 22, 2004. Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Appleton Papers Inc. is a wholly owned subsidiary of Paperweight Development Corp. Paperweight Development Corp. has guaranteed Appleton’s senior credit facilities and senior subordinated notes.

Table 1

Appleton Papers Inc.

Consolidated Statements of Operations

(dollars in thousands)

	For the	For the
	Three Months Ended	Three Months Ended
	January 1, 2005	January 3, 2004
	(unaudited)	(unaudited)

Net sales	$ 260,860	$ 228,783

Cost of sales	198,021	174,552

Gross profit	62,839	54,231

Selling, general and administrative expenses	50,106	43,555
Restructuring and other charges	1,971	2,629

Operating income	10,762	8,047

Interest expense	11,747	14,003
Interest income	(568)	(62)
Debt extinguishment expenses	-	1,396
Other income	(1,064)	(295)

Income (loss) before income taxes	647	(6,995)
Provision (benefit) for income taxes	1,677	(432)

Net loss	$ (1,030)	$ (6,563)

Other Financial Data:

Operating income	$ 10,762	$ 8,047
Depreciation and amortization	18,600	18,762

Table 2

Appleton Papers Inc.

Consolidated Statements of Operations

(dollars in thousands)

	For the	For the
	Year Ended	Year Ended
	January 1, 2005	January 3, 2004

Net sales	$ 989,508	$ 861,453

Cost of sales	735,075	634,323

Gross profit	254,433	227,130

Selling, general and administrative expenses	197,780	159,103
Restructuring and other charges	2,989	2,629

Operating income	53,664	65,398

Interest expense	49,595	54,160
Interest income	(2,232)	(315)
Debt extinguishment expenses	30,779	1,396
Other expense (income)	304	(1,085)

(Loss) income before income taxes	(24,782)	11,242
Provision for income taxes	249	83

Net (loss) income	$ (25,031)	$ 11,159

Other Financial Data:

Operating income	$ 53,664	$ 65,398
Depreciation and amortization	77,339	71,218